Exhibit 99.1

WINN-DIXIE			NEWS RELEASE

WINN-DIXIE STORES, INC.	5050 EDGEWOOD COURT	P.O. BOX B	JACKSONVILLE, FLORIDA	32203-0297 (904) 783-5000

CONTACTS:

Investors	Media

Bnnett L. Nussbaum	Kathy Lussier

Senior Vice President and Chief Financial Officer	Director of Communications

(904) 370-6655	(904) 370-6025

WINN-DIXIE APPOINTS PETER LYNCH PRESIDENT AND CEO

JACKSONVILLE, FL, December 10, 2004 – Winn-Dixie Stores, Inc. (NYSE: WIN) today announced that it has appointed Peter L. Lynch as President and Chief Executive Officer. Mr. Lynch will also become a member of the Company’s Board of Directors. Mr. Lynch, who assumes his responsibilities today, replaces Frank Lazaran.

“The Board concluded that making this change was a necessary step towards achieving our objectives, and we feel very fortunate to bring in a chief executive of Peter Lynch’s caliber to lead the company through this challenging period,” said H. Jay Skelton, Chairman of the Winn-Dixie Board of Directors. “Peter is an accomplished industry veteran with strong turnaround skills and 30 years of experience in food and drug retailing. He is a skilled leader who will be an invaluable asset to Winn-Dixie as we work to improve the execution of our strategic initiatives and increase shareholder value. On behalf of the entire Board, I welcome Peter to the Company.”

Mr. Lynch, 53, most recently served for three years as President and Chief Operating Officer of Albertson’s, Inc., where he was responsible for operations, merchandising and marketing for the 2,500 stores under the Albertson’s, Jewel/Osco, ACME, Sav-on and Osco names, as well as logistics/distribution, real estate and capital expenditures. He also led a strategic initiative that included a 200-store asset rationalization and a $500 million expense reduction program.

“I am excited by the opportunity to lead Winn-Dixie through this critical juncture in its history,” said Mr. Lynch. “Winn-Dixie has a solid presence in some of the best markets in the country and has taken some positive steps in the past year towards rationalizing non-core assets and improving its competitive position and operational performance. I look forward to working with the Board, our management team and all of our Associates as we execute on these initiatives more quickly and aggressively.”

Noting Mr. Lazaran’s years of service to the Company, Mr. Skelton said: “On behalf of the entire Winn-Dixie organization, I want to thank Frank Lazaran for all of his hard work and dedication during his tenure with the Company. We sincerely appreciate his contributions and wish him well in his future endeavors.”

Prior to serving as President and Chief Operating Officer of Albertson’s, Mr. Lynch was the President of ACME, a division of Albertson’s with 160 stores and $2.6 billion in annual sales. Prior to that, Mr. Lynch was the Senior Vice President, Store Operations of Jewel/Osco, a food/drug store chain with 228 stores and $5.5 billion in annual sales. Before joining Jewel/Osco, he was the President of the Star Markets Company, Inc., where he began his career and held several leadership roles including Vice President of Operations and Vice President of Human Resources.

Mr. Lynch holds a Bachelor of Science degree in Finance from Nichols College. He also serves on the Board of Trustees of St. Joseph University.

Conference Call Information

Winn-Dixie will host a conference call and live webcast at 9:00 a.m. ET on Friday, December 10, 2004. Listeners may access the call at (800) 565-5442 or via webcast at www.winn-dixie.com under Investor Information. A replay of the conference call will be available from December 10, 2004 at 11:30 a.m. ET until December 17, 2004 at midnight. The replay can be accessed at (888) 203-1112 (domestic) or (719) 457-0820 (international) with the pass code 201675.

About Winn-Dixie

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. For more information, please visit www.winn-dixie.com.

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